Exhibit 99.1

PRESS RELEASE

WELLPOINT SCHEDULES SECOND QUARTER EARNINGS CONFERENCE CALL &

PUBLISHES REPORTABLE SEGMENT INFORMATION

Indianapolis, IN – June 26, 2013 – WellPoint, Inc. (NYSE: WLP) will release second quarter 2013 financial results on July 24, 2013, at 6:00 a.m. Eastern Daylight Time (“EDT”). Management will review these results and its outlook during a conference call at 8:30 a.m. EDT that same morning. The conference call should be accessed at least 15 minutes prior to its start with the following numbers:

800-230-1059 (Domestic)	800-475-6701 (Domestic Replay)
612-234-9960 (International)	320-365-3844 (International Replay)

An access code is not required for the July 24, 2013, conference call. The access code for the replay is 272703. The replay will be available from 11:00 a.m. EDT on July 24, 2013, until the end of the day on August 6, 2013. The call will also be available through a live webcast at www.wellpoint.com under “Investors.” A webcast replay will be available following the call.

Additionally, as announced on May 20, 2013, WellPoint has realigned its organizational structure to enhance execution and accountability as the company positions for future growth. Based on this realignment, WellPoint will now have three reportable segments:

1.	Commercial and Specialty Business (comprised of the Local Group, National Accounts, Individual and Specialty businesses);

2.	Government Business (comprised of the Medicaid and Medicare businesses, National Government Services and the Federal Employee Program); and

3.	Other (comprised of unallocated corporate expenses and certain other businesses that do not meet the quantitative thresholds for separate reportable segment disclosure).

This new reportable segment structure will be reflected in WellPoint’s second quarter 2013 financial results. Today, the company published reclassified historical financial information under the new segment structure for informational purposes (refer to page 2). The changes in reportable segment structure affect only the manner in which the results of WellPoint’s reportable segments were previously reported and have no impact on reported net income or earnings per share for any period.

WellPoint, Inc.

Reclassified Reportable Segment Highlights

(Unaudited)

	Three Months Ended	Three Months Ended	Three Months Ended	Three Months Ended	Three Months Ended
	March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012	March 31, 2013
Operating Revenue (in millions)
Commercial and Specialty Business	$9,858.5	$9,782.0	$9,751.2	$9,675.7	$9,812.5
Government Business	5,283.3	5,381.8	5,374.1	5,586.5	7,727.5
Other	8.4	9.5	8.4	9.1	6.3

Total Operating Revenue	15,150.2	15,173.3	15,133.7	15,271.3	17,546.3
Operating Gain / (Loss) (in millions)
Commercial and Specialty Business	$1,141.9	$869.0	$852.3	$495.8	$1,242.3
Government Business	80.1	132.7	169.0	(40.0)	132.7
Other	(9.4)	(10.0)	(17.5)	(24.7)	(7.4)

Total Operating Gain	1,212.6	991.7	1,003.8	431.1	1,367.6
Operating Margin
Commercial and Specialty Business	11.6%	8.9%	8.7%	5.1%	12.7%
Government Business	1.5%	2.5%	3.1%	(0.7%)	1.7%
Total Operating Margin	8.0%	6.5%	6.6%	2.8%	7.8%
Medical Membership (in thousands)
Commercial and Specialty Business	28,791	28,627	28,545	28,504	28,337
Government Business	4,882	4,920	4,948	7,626	7,472

Total Medical Membership	33,673	33,547	33,493	36,130	35,809

	Year Ended	Year Ended
	December 31, 2011	December 31, 2012
Operating Revenue (in millions)
Commercial and Specialty Business	$39,961.2	$39,067.4
Government Business	19,874.0	21,625.7
Other	30.0	35.4

Total Operating Revenue	59,865.2	60,728.5
Operating Gain / (Loss) (in millions)
Commercial and Specialty Business	$3,344.5	$3,359.0
Government Business	461.6	341.8
Other	(24.0)	(61.6)

Total Operating Gain	3,782.1	3,639.2
Operating Margin
Commercial and Specialty Business	8.4%	8.6%
Government Business	2.3%	1.6%
Total Operating Margin	6.3%	6.0%
Medical Membership (in thousands)
Commercial and Specialty Business	29,395	28,504
Government Business	4,856	7,626

Total Medical Membership	34,251	36,130

WellPoint Contacts:

Investor Relations	Media
Doug Simpson, 212- 476-1473	Kristin Binns, 917-697-7802

About WellPoint, Inc.

At WellPoint, we believe there is an important connection between our members’ health and well-being—and the value we bring our customers and shareholders. So each day we work to improve the health of our members and their communities. And, we can make a real difference since we have nearly 36 million people in our affiliated health plans, and nearly 68 million people served through our subsidiaries. As an independent licensee of the Blue Cross and Blue Shield Association, WellPoint serves members as the Blue Cross licensee for California; and as the Blue Cross and Blue Shield licensee for Colorado, Connecticut, Georgia, Indiana, Kentucky, Maine, Missouri (excluding 30 counties in the Kansas City area), Nevada, New Hampshire, New York (as the Blue Cross Blue Shield licensee in 10 New York City metropolitan and surrounding counties and as the Blue Cross or Blue Cross Blue Shield licensee in selected upstate counties only), Ohio, Virginia (excluding the Northern Virginia suburbs of Washington, D.C.), and Wisconsin. In a majority of these service areas, WellPoint’s plans do business as Anthem Blue Cross, Anthem Blue Cross and Blue Shield, Blue Cross and Blue Shield of Georgia and Empire Blue Cross Blue Shield, or Empire Blue Cross (in the New York service areas). We also serve customers in several additional states through our Amerigroup subsidiary and in certain markets through our CareMore subsidiary. Our 1-800 CONTACTS, Inc. subsidiary offers customers online sales of contact lenses, eyeglasses and other ocular products. Additional information about WellPoint is available at www.wellpoint.com.

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